Exhibit 10.19

Description of the Material Terms of Rocky Brands, Inc.’s

Bonus Plan for the Fiscal Year Ending December 31, 2012

Messrs. Sharp, McDonald and Brooks are eligible to receive cash bonuses under the Company’s Bonus Plan for the fiscal year ending December 31, 2012 (the “2012 Bonus Plan”).

The 2012 Bonus Plan utilizes a performance criteria based on the previous five years EBITDA before bonuses, less capital expenditures but excluding the highest and lowest of the five years (“Adjusted EBITDA”). The threshold amount for earning bonuses is 85% of the Adjusted EBITDA; provided however that the threshold amount must not be less than is necessary to cover all financial covenants and debt obligations (the “Threshold Amount”). Next, 30% of the Adjusted EBITDA above the Threshold Amount, will go into a bonus pool to be allocated among all participants (the “Bonus Pool”). The Bonus Pool will then be allocated among all participants based on the relative base compensation of each participant times an assigned base compensation multiplier (the “Multiplier Salary”), which product for each participant would then be compared to and calculated as a percentage of the total of the Multiplier Salary for all participants in the Bonus Plan.

Each participant in the 2012 Bonus Plan is assigned a multiplier of base salary ranging from 4.50 to 0.75 times base salary, and each participant will be allocated a percentage of the Bonus Pool by calculating the participant’s Multiplier Salary as a percentage of the Multiplier Salary for all participants in the 2012 Bonus Plan. It is recognized that the percentages could change depending on changes in the participants during 2012, but the total will always be 100%.

The multipliers of base salary for Messrs. Sharp, McDonald and Brooks are 4.50, 3.50 and 2.00, respectively.

If and to the extent that any bonus calculated under the 2012 Bonus Plan payable to either of Messrs. Sharp or McDonald exceeds his base salary for 2012, such excess shall be paid in restricted shares of the Company.